Exhibit 99 Investor Presentation New York Utility Rate Case Update September 9, 2024 September 9, 2024 Supplement 1

Utility

# NY Utility Rate Case Status

National Fuel®

## *Joint Proposal Filed September 9th, 2024 – Pending NY PSC Approval*

**Rate Case Status and Timing**

- ✓ Filed case on October 31, 2023 requesting base delivery revenue increase of $88.8 million
- ✓ Filed a Joint Proposal[(1)] (JP) with NY PSC on September 9, 2024 for 3-year settlement
- ✓ Rate plan effective October 1, 2024. Start of new rates pending NY PSC approval
- ✓ JP includes standard make-whole language allowing for the recovery of authorized revenues between October 1, 2024 and the start of new rates

**Key Ratemaking Items**

| Rate Case Drivers | Requested | JP |
|---|---|---|
| ROE | 9.8% | 9.7% |
| Equity Ratio | 52% | 48% |
| Rate Base | $1.03B | $1.04B |

- ✓ 3-year revenue requirement increase: RY1 +$57.3M; RY2 +$15.8M; and RY3 +$12.7M
  - Includes amortized recovery of regulatory assets and liabilities (~$13M per year)
- ✓ Increasing rate base and depreciation expense associated with higher plant in-service
  - Maintain leak prone pipe replacement target at ~110 miles per year
- ✓ Ratemaking mechanisms:
  - Continuation of: weather normalization; revenue decoupling; industrial 90/10 symmetrical sharing; merchant function charge
  - New: uncollectible expense tracker; gas safety and customer service performance metrics; customer bill impact levelization



Utility



(1) A Joint Proposal (JP) was filed with the NY PSC on September 9, 2024 (see Case 23-G-0627). The JP is not deemed final as it is subject to Commission approval. NFG can not provide assurance as to the timing of any approval or that the Commission will approve the JP at all, on the terms set forth therein or with such modifications or additional terms that are acceptable to National Fuel Gas Distribution Corporation.

September 9, 2024 Supplement | 2

# Rate Case Overview: Timing and Status

*Recent updates in orange*

| | Pipeline & Storge | | Utility | |
|---|---|---|---|---|
| | **Supply** | **Empire** | **NY(2)** | **PA** |
| Regulatory Agency (Governed by) | FERC | FERC | NY PSC | PAPUC |
| Timing/ Status | • Settlement approved by FERC June 11, 2024<br>• New rates went into effect February 1, 2024<br>• No moratorium or comeback period | • Rates in effect since January 1, 2019<br>• Must file for new rates by May 1, 2025 | • Filed rate case October 31, 2023<br>• **JP filed, pending NY PSC approval**<br>• **Rate plan effective October 1, 2024, subject to make-whole provision if new rates start after** | • Settlement approved in June 2023<br>• Rates in effect since August 1, 2023 |
| Rate base[1] *(in millions)* | $1,244 | $317 | $823<br>**Pending JP → $1,040** | $412 |
| Equity Ratio | Not stated – Black box settlement | Not stated – Black box settlement | NY PSC Rate Case April 2017 → 43%<br>**Pending JP → 48%** | Not stated – Black box settlement |
| Authorized ROE | Not Stated – Black box settlement | Not Stated – Black box settlement | NY PSC Rate Case April 2017 → 8.7%<br>**Pending JP → 9.7%** | Not Stated – Black box settlement |

(1) Represents the latest available information in regulatory filings. Supply and Empire rate base amounts are as of 12/31/2023. NY is as of 8/31/2023 and PA is as of 12/31/2023.
(2) A Joint Proposal (JP) was filed with the NY PSC on September 9, 2024 (see Case 23-G-0627). The JP is not deemed final as it is subject to Commission approval. NFG can not provide assurance as to the timing of any approval or that the Commission will approve the JP at all, on the terms set forth therein or with such modifications or additional terms that are acceptable to National Fuel Gas Distribution Corporation.

September 9, 2024 Supplement | 3